Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President - Finance and
Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE INCREASES SECOND-QUARTER AND

FULL-YEAR EARNINGS GUIDANCE

Cites Higher-Than-Expected Tonnage and Improved Pricing Environment

THOMASVILLE, N.C. (June 22, 2006) – Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced an increase in its guidance for earnings per diluted share for the second quarter ending June 30, 2006, to a range of $0.50 to $0.52 from the previous range of $0.43 to $0.46. The Company earned $0.37 per diluted share for the second quarter of 2005. Old Dominion expects to issue a news release announcing second-quarter financial results on Thursday, July 27, 2006, and will update its guidance for full-year 2006 at that time. All prior-period per share data in this release have been adjusted to reflect the Company’s three-for-two stock split effective in November 2005.

Earl E. Congdon, Chairman and Chief Executive Officer of Old Dominion, remarked, “Our new earnings guidance is primarily based on a higher-than-expected increase in LTL tonnage for the second quarter, which is now expected to be approximately 17%, combined with a more favorable pricing environment, which we believe reflects a steady economy. We further expect our top-line strength for the quarter to drive enhanced operating leverage, also contributing to our increased earnings guidance.”

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the

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500 Old Dominion Way • Thomasville, North Carolina 27360 • (336) 889-5000

www.odfl.com

ODFL Increases Earnings Guidance

June 22, 2006

competitive environment with respect to industry capacity and pricing; (2) the negative impact of any unionization of the Company’s employees; (3) the challenges associated with executing the Company’s growth strategy; (4) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (5) the availability and cost of fuel; (6) difficulty in attracting or retaining qualified drivers; (7) the Company’s exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, long-term disability and group health and the cost of insurance coverage above retention levels; (8) the Company’s significant ongoing cash requirements; (9) the availability and cost of new equipment; (10) the costs of compliance with, or liability for, violation of existing or future governmental regulation; (11) seasonal trends in the industry, including the possibility of harsh weather conditions; (12) the Company’s dependence on key employees; (13) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; and (14) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one-to-five day service among five regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD- Technology, the Company offers an array of innovative products and services that provide direct service to 47 states within the Southeast, South Central, Northeast, Midwest and West regions of the country, including 37 states within which it provides full-state coverage. In addition, through marketing and carrier relationships, Old Dominion provides service to and from the remaining states as well as international services around the globe.

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